Exhibit 4.34

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of November 7, 2019 (this “Supplemental Indenture”), is by and among Allergan, Inc., a Delaware corporation (the “Company”), Allergan plc, an Irish public limited company (“Allergan”), and Warner Chilcott Limited, a Bermuda exempted company, each an indirect parent of the Company (each, a “Guarantor” and together, the “Guarantors”), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company and the Trustee have previously executed and delivered an indenture, dated September 14, 2010 (the “Base Indenture”), providing for the issuance by the Company from time to time of its debentures, notes, or other evidences of indebtedness, unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided in the Indenture (as defined below);

WHEREAS, the Company and the Trustee have previously executed and delivered a first supplemental indenture, dated September 14, 2010 (the “First Supplemental Indenture”), providing for the issuance of the Company’s 3.375% Notes due 2020 (the “Notes”);

WHEREAS, the Company, the Guarantors and the Trustee have previously executed and delivered a second supplemental indenture, dated April 16, 2015 (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture, the “Existing Supplemental Indentures,” and the Base Indenture as amended, supplemented or otherwise modified by the Existing Supplemental Indentures, the “Indenture”), providing for the guarantee of the Notes by the Guarantors;

WHEREAS, Allergan has entered into a definitive transaction agreement, dated June 25, 2019, by and among Allergan, AbbVie Inc., a Delaware corporation (“AbbVie”), and Venice Subsidiary LLC, a wholly-owned subsidiary of AbbVie (“Acquirer Sub”), as amended from time to time, which provides, among other things, that (i) on the terms and subject to the conditions set forth therein, Acquirer Sub will acquire Allergan pursuant to a scheme of arrangement (the “Scheme”) under Chapter 1 of Part 9 of the Irish Companies Act 2014 (the “Act”) and a capital reduction under Sections 84 to 86 of the Act (the “Acquisition”), and (ii) as a result of the Scheme, Allergan will become a wholly-owned subsidiary of AbbVie;

WHEREAS, in connection with the Acquisition, AbbVie has issued an Offering Memorandum and Consent Solicitation Statement, dated October 25, 2019 (the “Offering Memorandum and Consent Solicitation Statement”), pursuant to which AbbVie has offered to exchange (the “Exchange Offer”) any and all outstanding Notes for notes issued by AbbVie, and AbbVie (on behalf of the Company) has solicited (the “Consent Solicitation”) the Holders to direct the Trustee to execute and deliver amendments to the Indenture as set forth in Article I hereof (the “Amendments”);

WHEREAS, Section 902 of the Indenture provides that, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, voting as a single class (the “Requisite Consents”), by Act of said Holders delivered to the Company and the Trustee, the Company (when authorized by or pursuant to a Board Resolution) and the Trustee may enter into a supplemental indenture for the purposes described therein;

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture, and in accordance with the Consent Solicitation, as of 5:00 p.m.,

New York City time, on November 7, 2019, Requisite Consents have been validly delivered by Holders and not validly revoked and the Company has delivered to the Trustee the Requisite Consents which constitute an Act of Holders for the Notes to enter into this Supplemental Indenture to effect the Amendments under the Indenture;

WHEREAS, the Company, the Guarantors and the Trustee intend that this Supplemental Indenture shall not prevent the Notes from being treated as “grandfathered obligations” (within the meaning of Treasury Regulations Sections 1.1471-2(b)(2)); and

WHEREAS, the Company hereby requests that the Trustee join with the Company and the Guarantors in the execution of this Supplemental Indenture and the Company has provided the Trustee with a Board Resolution authorizing the Company’s execution of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1Amendments to the Indenture.

The following provisions of the Indenture and all references thereto in the Indenture will be deleted in their entirety and the Company and the Guarantors shall be released from their respective obligations under the following provisions of the Indenture with respect to the Notes, provided that the section or article numbers, as applicable, will remain and the word “[reserved]” shall replace the title thereto:

•	Section 704. Reports by Company; Rule 144A Information;
•	Article 8. Consolidation, Merger and Sales;
•	Section 1005. Corporate Existence;
•	Section 1006. Company Statement as to Compliance; and
•	Article 16. Security Guarantees.

The following provisions of the First Supplemental Indenture and all references thereto in the Indenture will be deleted in their entirety and the Company and the Guarantors shall be released from their respective obligations under the following provisions of the First Supplemental Indenture with respect to the Notes, provided that the section numbers will remain and the word “[reserved]” shall replace the title thereto:

•	Section 5.01. Limitation on Liens;
•	Section 5.02. Limitation on Sale and Leasebacks;
•	Section 5.03. Further Instruments and Acts;

•	Section 5.04. Maintenance of Properties;
•	Section 5.05. Payment of Taxes and Other Claims; and
•	Section 5.06. Waiver of Covenants.

Failure to comply with the terms of any of the foregoing provisions of the Indenture shall no longer constitute a default (as defined in the Indenture) or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture with respect to the Notes.

Subsections 501(4)-(7) (inclusive) under Section 501. Events of Default of the Indenture shall be deleted in their entirety with respect to the Notes, including all references thereto, provided that the section numbers will remain and the word “[reserved]” shall replace the title thereto.

All definitions set forth in the Indenture that relate to defined terms used solely in  provisions deleted hereby shall be deleted in their entirety with respect to the Notes, including all references thereto.

ARTICLE II

MISCELLANEOUS

Section 2.1Capitalized Terms.Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture and the rules of construction contained in the Base Indenture will apply equally to this Supplemental Indenture.

Section 2.2Relationship to Existing Base Indenture.This Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects ratified, confirmed and approved and shall be read, taken and construed as one and the same instrument.

Section 2.3Governing Law.This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

Section 2.4Headings.The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.5Counterparts.The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

Section 2.6Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 2.7Successors.All agreements of each of the Guarantors in this Supplemental Indenture shall bind each of its respective successors, except as otherwise provided in the Indenture, as amended and supplemented by this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.8Trust Indenture Act Controls.If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

Section 2.9Effectiveness; Termination.This Supplemental Indenture shall become effective and binding on the Company, the Guarantors, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery by the parties of this Supplemental Indenture; provided, however, that the Amendments shall become operative only upon the consummation of the Exchange Offer and Consent Solicitation in accordance with the terms and conditions set forth in the Offering Memorandum and Consent Solicitation Statement, including the condition that the Acquisition shall have been consummated.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ALLERGAN, INC., as the Company

By:	/s/ Kira Schwartz
Name: Kira Schwartz Title: Secretary

ALLERGAN PLC, as a Guarantor

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey Title: Executive Vice President and Chief Legal Officer

WARNER CHILCOTT LIMITED, as a Guarantor

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey Title: Secretary

[Signature Page to Third Supplemental Indenture to September 2010 Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
Name: Maddy Hughes Title: Vice President

[Signature Page to Third Supplemental Indenture to September 2010 Indenture]